Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS FIRST QUARTER OPERATING RESULTS

CUSTOM SOFT LENS SALES INCREASE 15.6% FROM PRIOR-YEAR LEVELS

LARGO, Florida (November 14, 2012) – Unilens Vision Inc. (OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the first quarter of FY2013.

First Quarter Highlights:

  Product sales decrease 4.2% to approximately $1.5 million
  Custom soft lens sales rise 15.6% from prior-year levels
  Royalty income declines 16.2% vs. first quarter of FY2012
  Company earns $255,000, or $0.11 per diluted share
  Interest expense declines 56% due to lower borrowings and Hancock Bank refinancing
  Company pays 24th consecutive quarterly cash dividend at $0.18 per share annualized rate
  Company declares 25th consecutive quarterly cash dividend after quarter ends
  Current cash dividend provides shareholders with 5.7% annualized yield

“While competitive pressures and a sluggish economy continue to impact our sales, we are optimistic that market demographics favoring specialty contact lenses, coupled with new product launches over the next 12 months, will drive the Company’s future growth,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc.  “We are pleased to report that sales of our custom soft lenses increased 15.6% in the first quarter of Fiscal 2013, when compared with the prior-year quarter.  We have been very satisfied with the success of our C-VUE Advanced® HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement, and we look forward to the introduction of a new silicone hydrogel disposable multifocal lens utilizing our proprietary technology during calendar 2013.”

“We have implemented a number of improvements to our manufacturing processes during the past year, and this allowed us to maintain first quarter gross profit margins at 41.0%, unchanged from the prior-year quarter despite a 4.2% decline in total product sales,” continued Pecora.  “Our near-term strategy is to pursue additional operational efficiencies and maintain a tight rein on costs, while positioning the Company for a resumption in growth in response to new product introductions and a firming economic environment.”

For the three months ended September 30, 2012 (Q1 of FY2013), total revenue including royalty income decreased 7.7% to $2,038,611, compared with total revenue of $2,207,730 in the first quarter of FY2012.  Total product sales declined 4.2% to $1,509,654 in the most recent quarter, versus $1,576,530 in the prior-year quarter.  While sales in the disposable lens category decreased 8.8%, sales of custom soft lenses increased 15.6% when compared with the corresponding period of the previous fiscal year.  The increase in custom soft lens sales was primarily due to increased demand for the Company’s new C-VUE Advanced® HydraVUE™ line of customizable silicone hydrogel contact lenses for monthly replacement, which was launched in January 2011.

Royalty income from Bausch & Lomb declined 16.2% to $528,957 in the most recent quarter, compared with $631,200 in the three months ended September 30, 2011.

Gross profit margins were unchanged at 41.0% of product sales during the first quarters of both FY2012 and FY2011, due primarily to manufacturing improvements implemented in recent months offset by lower margins resulting from sales mix changes.

Operating expenses increased 1.5% to $736,637 in the three months ended September 30, 2012, compared with $725,465 in the three months ended September 30, 2011, as modestly higher administrative, sales and marketing expenses were partially offset by a slight decline in research and development costs.

Net non-operating expenses declined 57.8% to $29,427, versus $69,764 a year earlier, primarily due to a 56.1% reduction in interest expense resulting from lower debt levels and the Hancock Bank refinancing in May 2012.

Pretax income decreased 20.9% to $381,781 in the quarter ended September 30, 2012, compared with $482,436 in the year-earlier quarter.  The Company reported a 21.2% reduction in net income, which totaled $255,004 in the first quarter of FY2013, versus $323,454 in the first quarter of FY2012.  Diluted earnings per share declined to $0.11 in the most recent quarter, compared with $0.14 in the prior-year quarter.

“We are pleased to have paid our 24th consecutive quarterly cash dividend in August 2012, and we recently declared our 25th quarterly cash dividend of $0.045 per share, which will be paid November 23, 2012 to shareholders of record November 12, 2012.  The cash dividend provides an annualized current yield of 5.7% to Unilens shareholders based upon our recent stock price of $3.17 per share.  Our goal is to pursue the long-term enhancement of shareholder value through our cash dividend policy and share price appreciation,” concluded Pecora.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue®  brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQB under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

 info@rjfalkner.com

(Financial Highlights Follow)

UNILENS VISION INC.

FIRST QUARTER - FISCAL 2013

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended
	September 30, 2012	September 30, 2011
Revenues:
Sales	$1,509,654	$1,576,530
Royalty income	528,957	631,200
Total revenue	2,038,611	2,207,730
Operating costs and expenses:
Cost of sales	890,766	930,065
Expenses	736,637	725,465
Total operating costs and expenses	1,627,403	1,655,530
Operating income	411,208	552,200
Other non-operating items:
Other income	1,630	1,030
Interest expense	(31,057)	(70,794)
Total other non-operating items	(29,427)	(69,764)
Income before income tax expense	381,781	482,436
Income tax expense	126,777	158,982
Net income for the period	$255,004	$323,454
Net income per common share:
Basic	$0.11	$0.14
Diluted	$0.11	$0.14
Weighted average shares outstanding	2,369,354	2,369,354
CASH FLOWS

Provided (used) by:
Operating activities	$544,871	$718,324
Investing activities	(17,725)	(350,193)
Financing activities	(363,062)	(270,907)
Increase in cash	$164,084	$97,224
BALANCE SHEET
	September 30, 2012	June 30, 2012
Cash and cash equivalents	$539,061	$374,977
Total assets	3,833,533	3,824,344
Current liabilities	1,818,578	1,772,583
Total liabilities	4,573,653	4,712,847
Stockholders’ deficit	$(740,120)	$(888,503)